Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. (the “Company”) dated December 4, 2013 appearing in the Annual Report on Form 10-K of the Company for the year ended September 27, 2013.

/s/ DELOITTE & TOUCHE LLP

Boston, MA

December 26, 2013